NEWS FOR IMMEDIATE RELEASE
October 21, 2004	For Further Information Contact:

Paul M. Limbert
President & Chief Executive Officer

or

Robert H. Young
Executive V/P & Chief Financial Officer

(304) 234-9000
NASDAQ Trading Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces a 12.2 % Increase in Year to Date 2004 Earnings Per Share.

Wheeling, WV.Paul M. Limbert, President & Chief Executive Officer of WesBanco, Inc., a Wheeling, West Virginia based multi-state bank holding company, today announced increased earnings per share and net income for the third quarter and nine months ended September 30, 2004.

Mr. Limbert stated that WesBanco’s earnings per share for the nine months ended September 30, 2004 increased 12.2% to $1.47 compared to $1.31 for 2003. Net income for the nine months ended September 30, 2004 also increased 10.3% to $29.2 million compared to $26.4 million for 2003. WesBanco’s earnings per share for the third quarter ended September 30, 2004 increased 2.0% to $0.50 compared to $0.49 for 2003. Net income for the quarter ended September 30, 2004 increased 2.4% to $10.0 million compared to $9.8 million for 2003. Earnings per share and net income also increased on a sequential basis from the second quarter’s $0.48 per share and $9.4 million. Annualized return on average assets on a year to date basis was 1.12% as compared to 1.06% for the prior year and annualized return on average equity for the same period was 11.97% compared to 11.07% for 2003. The third quarter and nine months ended September 30, 2004 include the results of operations of Western Ohio Financial Corporation ("Western Ohio") and its banking subsidiary, Cornerstone Bank from the closing date of the acquisition on August 31, 2004.

"I am very pleased with our results for the third quarter and nine months ended September 30, 2004 which show increases over the comparable periods in 2003 and also reflect sequential growth over our strong second quarter of 2004," Mr. Limbert stated. "During the third quarter, WesBanco completed the acquisition of Western Ohio, adding over $400 million in assets and seven branch locations in the Dayton-Springfield, Ohio, metropolitan markets to WesBanco. While our balance sheet has grown due to the acquisition, this should not overshadow our organic loan growth of 11.7% in commercial and commercial real estate lending since the end of 2003. In the third quarter, WesBanco laid the foundation for additional growth in southwestern Ohio by announcing the execution of a definitive Agreement and Plan of Merger with Winton Financial Corporation ("Winton"), which has assets of approximately $550 million and operates through seven banking locations and two loan production offices in the Cincinnati, Ohio area. These two mergers will help expand our footprint in the state of Ohio and allow WesBanco entry into two new markets in higher growth metropolitan areas. We look forward to bringing our banking services to these new and existing customers alike," said Mr. Limbert.

As announced previously, on August 31, 2004, WesBanco completed the acquisition of Western Ohio. The aggregate purchase price for the acquisition was approximately $69.7 million through the exchange of a combination of WesBanco’s common stock and cash for Western Ohio common stock. Western Ohio shareholders received, at their election, either $35.00 in cash or 1.18 shares of WesBanco common stock, subject to certain limitations. The exchange was structured to be a 55% stock and 45% cash transaction. The purchase was funded through the issuance of 1,177,753 shares of WesBanco common shares held in treasury while the cash consideration totaling $28.6 million was paid from WesBanco’s available cash, primarily from the recent issuance of junior subordinated debt in June of 2004. As of the date of the acquisition Western Ohio had total assets of approximately $412 million, loans of $334 million, deposits of $255 million, borrowings of $111 million and shareholders’ equity of $44 million. WesBanco recorded goodwill and core deposit intangibles totaling $29.5 million in conjunction with the merger, which are subject to post merger adjustments.

Net interest income increased $0.2 million or 0.6% and $3.9 million or 5.2% compared to the third quarter and nine months ended September 30, 2003, primarily from an increase in earning assets. Average earning assets for the third quarter and nine months ended September 30, 2004 increased $259.7 million or 8.4% and $146.4 million or 4.8% compared to the same periods in 2003. The net interest margin was 3.52% for the third quarter of 2004 and 3.63% on a year to date basis for 2004 compared to 3.79% and 3.63% for the corresponding periods in 2003. WesBanco’s net interest margin prior to the merger approximated 3.55% and for the month of September after the Western Ohio acquisition the net interest margin was 3.46%. Future margin compression may be experienced due to the acquired assets of Western Ohio, which had a net interest margin approximating 2.90% after purchase accounting adjustments.

Non-interest income increased $1.3 million or 15.7% and $1.6 million or 6.5% compared to the third quarter and nine months ended September 30, 2003. Trust fees increased $0.1 million or 1.8% compared to the third quarter of 2003 and also showed a strong increase of $1.2 million or 14.0% compared to the nine months ended September 30, 2003, primarily due to new account relationships and a new fee schedule implemented in late 2003. The market value of trust assets under management was approximately $2.6 billion at September 30, 2004, compared to $2.5 billion at September 30, 2003. For the third quarter and nine months ended September 30, 2004 compared to 2003, service charges on deposits increased $0.4 million or 13.4% and $1.0 million or 10.9% due to the continued growth in ATM and debit card transaction income, which increased over 40% from last year. Net securities gains were $1.2 million and $2.0 million for the third quarter and nine months ended September 30, 2004, respectively, compared to $0.2 million and $2.6 million for the same periods in 2003. The increase in security gains during the third quarter of 2004 was primarily the result of the sale of certain equity securities at a pre-tax gain of approximately $0.8 million.

The provision for loan losses decreased 13.2% and 21.4% compared to the third quarter and nine months ended September 30, 2003, respectively. This decrease is attributable to lower net charge-offs, which declined 29.7% on a year to date basis compared to September 30, 2003 and overall improvement in credit quality as the regional economy continues to recover. As a result, non-performing loans decreased 13.8% and loans past due 90 days or more decreased 19.7% compared to December 31, 2003. The allowance for loan losses increased at September 30, 2004 primarily due to the acquired allowance of Western Ohio of approximately $2.1 million at the time of the merger. The allowance as a percentage of total loans decreased as a result of improvement in virtually all of the factors that are considered by management to determine the adequacy of the allowance, as discussed above, as well as a change in the composition of the loan portfolio due to the Western Ohio acquisition. Residential real estate loans, which have the lowest historical loss rate of any category of loans, represented 51% of Western Ohio's loan portfolio compared to 29% for WesBanco prior to the acquisition.

Non-interest expense increased $1.7 million or 8.5% and $3.4 million or 5.5% compared to the third quarter and nine months ended September 30, 2003. For the third quarter of 2004 compared to 2003, salaries and employee benefits increased $0.7 million or 6.6%, due to additional staffing from Western Ohio and increased incentive compensation. For the same period, other operating expenses increased $0.8 million or 13.7% primarily from increases in ATM expenses, electronic processing costs and marketing expenses, and to a lesser extent the additional costs associated with the new banking offices acquired from Western Ohio. On a year to date basis compared to 2003, salaries and employee benefits increased $2.1 million or 6.6% due to normal salary increases, higher incentive compensation and health insurance. For the same period, other operating expenses increased $1.1 million or 5.9% primarily from increases in ATM expenses and marketing expenses, which were partially offset by lower franchise taxes. Merger costs and core deposit intangible amortization related to Western Ohio recorded in the third quarter of 2004 totaled $0.2 million and $0.1 million, respectively. In its analysis of the Western Ohio transaction, WesBanco expects cost savings to approximate 24% to 28% of Western Ohio’s estimated annualized pre-tax operating expenses of $9.3 million for 2004.

The provision for income taxes decreased $0.2 million or 9.1% and increased $0.9 million or 15.8% compared to the third quarter and nine months ended September 30, 2003. The increase on a year to date basis was primarily due to an increase in pretax income and to a lesser extent the impact of Western Ohio, which had an effective tax rate approximating 32% prior to the merger. The effective tax rate decreased to 17.8% for the third quarter of 2004 compared to 19.6% for 2003 and increased to 18.7% for the nine months ended September 30, 2004, compared to 18.0% for 2003, primarily due to certain adjustments as a result of filing WesBanco’s annual corporate tax returns.

Total loans increased 25.1% at September 30, 2004 compared to December 31, 2003. This increase was primarily due to continued organic growth of approximately $155 million as well as the acquisition of Western Ohio, which added approximately $330 million to loans at the time of the merger. Organic growth was driven by continued success in originating commercial and commercial real estate loans, primarily due to strong demand in the Columbus, Ohio and Western Pennsylvania markets. Residential real estate loans increased through the new acquisition, new loan originations and to a lesser extent the purchase of loans originated by another financial institution. Home equity and consumer loans were bolstered by new marketing campaigns and an improved focus on indirect automobile lending.

Total deposits increased $220.1 million or 8.9% at September 30, 2004 compared to December 31, 2003, with approximately $255 million in deposits acquired from Western Ohio. Average deposit balances for the nine months ended September 30, 2004 increased by $34.7 million or 1.4% compared to the same period in 2003. Average non-interest bearing demand deposits increased $23.1 million or 7.8% compared to September 30, 2003 as WesBanco continues to place marketing emphasis on transaction based accounts, which typically also provide ancillary service charge income and are a lower-cost funding source. Average interest bearing demand deposits and money market accounts on a combined basis for the nine months ended September 30, 2004 increased $39.1 million or 4.8%, while average certificates of deposit and savings accounts decreased $21.8 million or 2.3% and $5.7 million or 1.6%, respectively, compared to 2003. The average rate paid on deposits for the nine months ended September 30, 2004 decreased to 1.76% compared to 2.18% for the same period in 2003.

Federal Home Loan Bank ("FHLB") borrowings increased $202.6 million or 56.1% at September 30, 2004 compared to December 31, 2003, due to $101.6 million in new FHLB borrowings, as well as the additional $111.0 million in FHLB advances from Western Ohio. Junior subordinated debt increased $41.2 million at September 30, 2004 compared to December 31, 2003, due to the creation in June 2004 of WesBanco Capital Trusts IV and V. WesBanco used approximately $28.6 million of the junior subordinated debt issuance to fund the Western Ohio acquisition with the remaining amount available to fund a portion of the pending Winton acquisition. Other borrowings decreased $55.6 million or 25.5% at September 30, 2004 compared to December 31, 2003 due to reductions in repurchase agreements, federal funds purchased and other borrowings, which was due to an intentional lengthening of overall borrowed funds in a rising rate environment. The average rate paid on all borrowed funds for the nine months ended September 30, 2004 decreased to 2.99% compared to 3.30% for the same period in 2003.

Shareholders’ equity at September 30, 2004 was highlighted by a Tier I leverage ratio of 9.96% compared to 8.61% at September 30, 2003. Book value increased to $17.59 per share at September 30, 2004 compared to $15.89 at September 30, 2003.

WesBanco is a multi-state bank holding company presently operating through 80 banking offices and 122 ATM machines in West Virginia, Ohio and western Pennsylvania. WesBanco is the second largest bank holding company headquartered in West Virginia with the third overall deposit market share. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage, WesBanco Insurance Services, Inc. and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking statements in this press release relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with WesBanco’s most recent annual report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2003, as well as the Form 10-Q for the prior quarter ended June 30, 2004, which are available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission under the section "Risk Factors". Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the Securities and Exchange Commission, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, the ability of the company to comply with the requirements of Section 404 of the Sarbanes-Oxley act of 2002 in a timely manner, and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

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See attached financial highlights.

WESBANCO, INC.			Page 5
Consolidated Selected Financial Highlights
September 30, 2004 and 2003 and December 31, 2003
(unaudited, dollars in thousands)	September 30,	December 31,	September 30,
Balance sheet (period end)	2004	2003	2003
Assets
Cash and due from banks	$83,232	$88,021	$91,034
Due from banks - Interest bearing	3,309	3,189	2,734
Federal funds sold	-	17,000	-
Securities	1,144,606	1,201,109	1,235,346
Loans:
Commercial and commercial real estate	1,239,208	993,029	922,684
Residential real estate	770,272	579,103	585,895
Consumer and home equity	408,828	361,406	372,445
Total loans	2,418,308	1,933,538	1,881,024
Allowance for loan losses	(29,694)	(26,235)	(26,236)
Net loans	2,388,614	1,907,303	1,854,788
Premises and equipment	56,949	53,232	54,166
Goodwill	73,187	49,868	49,588
Other intangibles	13,206	7,933	8,278
Other assets	139,548	117,351	116,912
Total Assets	$3,902,651	$3,445,006	$3,412,846

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$343,790	$328,337	$315,197
Interest bearing demand deposits	309,921	307,925	292,421
Money market accounts	616,492	563,295	556,856
Savings deposits	360,276	352,324	355,455
Certificates of deposit	1,071,734	930,201	942,116
Total deposits	2,702,213	2,482,082	2,462,045
Federal Home Loan Bank borrowings	563,860	361,230	363,594
Other borrowings	162,192	217,754	202,534
Junior subordinated debt and trust preferred securities	72,174	30,936	30,000
Other liabilities	35,909	34,568	39,827
Shareholders' equity	366,303	318,436	314,846
Total Liabilities and Shareholders' Equity	$3,902,651	$3,445,006	$3,412,846

Average balance sheet and net interest margin analysis	For the Three Months Ended				For the Nine Months Ended
	2004		2003		2004			2003
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Volume	Rate	Volume	Rate	Volume	Rate	Volume	Rate
Loans, net of unearned income	$2,200,181	5.64%	$1,847,602	6.39%	$2,037,278	5.77%	$1,827,923	6.33%
Securities:
Taxable	776,262	3.73%	863,404	3.56%	782,328	3.68%	829,278	3.91%
Tax-exempt	381,672	7.09%	379,632	7.26%	376,382	7.12%	371,890	7.33%
Total securities	1,157,934	4.84%	1,243,036	4.69%	1,158,710	4.80%	1,201,168	4.97%
Federal funds sold	1,266	1.01%	9,035	0.92%	5,516	0.94%	25,997	1.15%
Total earning assets	3,359,381	5.37%	3,099,673	5.69%	3,201,504	5.41%	3,055,088	5.75%
Other assets	258,981		282,804		269,183		286,713
Total Assets	$3,618,362		$3,382,477		$3,470,687		$3,341,801

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$296,209	0.32%	$292,266	0.30%	$294,005	0.28%	$284,249	0.38%
Money market accounts	572,630	1.71%	555,479	1.84%	565,111	1.68%	535,739	2.12%
Savings deposits	354,793	0.31%	357,622	0.33%	354,140	0.32%	359,884	0.60%
Certificates of deposit	972,452	2.84%	951,633	3.06%	943,311	2.82%	965,115	3.34%
Total interest bearing deposits	2,196,084	1.80%	2,157,000	1.92%	2,156,567	1.76%	2,144,987	2.18%
Federal Home Loan Bank borrowings	482,549	3.37%	364,315	3.70%	411,716	3.44%	353,878	4.01%
Other borrowings	175,905	1.36%	177,534	1.28%	177,316	1.30%	169,187	1.39%
Junior subordinated debt and
trust preferred securities	72,174	5.42%	30,000	5.77%	46,886	5.49%	19,337	7.02%
Total interest bearing liabilities	2,926,712	2.12%	2,728,849	2.16%	2,792,485	2.04%	2,687,389	2.41%
Non-interest bearing demand deposits	324,542		303,800		320,667		297,521
Other liabilities	31,295		37,097		32,216		37,940
Shareholders' equity	335,813		312,731		325,319		318,951
Total Liabilities and
Shareholders' Equity	$3,618,362		$3,382,477		$3,470,687		$3,341,801

Taxable equivalent net interest
margin		3.52%		3.79%		3.63%		3.63%

WESBANCO, INC.
Consolidated Selected Financial Highlights
September 30, 2004 and 2003				Page 6
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
Statement of income	2004	2003	2004	2003
Interest income	$42,858	$41,925	$122,710	$124,450
Interest expense	15,585	14,825	42,748	48,430
Net interest income	27,273	27,100	79,962	76,020
Provision for loan losses	2,170	2,499	5,466	6,958
Net interest after provision for loan losses	25,103	24,601	74,496	69,062
Non-interest income
Trust fees	2,981	2,927	9,722	8,525
Service charges on deposits	3,509	3,095	9,754	8,798
Other income	1,562	1,753	4,613	4,614
Net securities gains	1,219	235	2,035	2,588
Total non-interest income	9,271	8,010	26,124	24,525
Non-interest expense
Salaries and employee benefits	11,876	11,137	34,349	32,230
Net occupancy	1,336	1,358	4,266	4,190
Equipment	1,897	1,834	5,551	5,471
Other operating	6,864	6,036	20,371	19,230
Merger-related expenses (1)	200	64	217	248
Total non-interest expense	22,173	20,429	64,754	61,369
Income before income taxes	12,201	12,182	35,866	32,218
Provision for income taxes	2,173	2,390	6,716	5,798
Net income	$10,028	$9,792	$29,150	$26,420

Taxable equivalent net interest income	$29,642	$29,510	$87,001	$83,180

Per common share data
Net income per common share - basic	$0.50	$0.49	$1.47	$1.31
Net income per common share - diluted	$0.50	$0.49	$1.47	$1.31
Dividends declared	0.25	0.24	0.75	0.72
Book value (period end)			17.59	15.89
Tangible book value (period end)			13.44	12.97
Average shares outstanding - basic	20,206,108	19,941,034	19,802,210	20,141,778
Average shares outstanding - diluted	20,256,465	19,962,292	19,854,885	20,160,262
Period end shares outstanding			20,823,606	19,815,098

Profitability ratios (annualized)
Return on average assets	1.10%	1.15%	1.12%	1.06%
Return on average equity	11.88%	12.42%	11.97%	11.07%
Yield on earning assets (2)	5.37%	5.69%	5.41%	5.75%
Cost of interest bearing liabilities	2.12%	2.16%	2.04%	2.41%
Net interest margin (2)	3.52%	3.79%	3.63%	3.63%
Efficiency (2)	56.98%	54.45%	57.24%	56.98%

(1) current merger related expenses are related to the acquisition of Western Ohio Financial Corporation.
(2) the yield on earning assets, the net interest margin and the efficiency ratios are presented on a fully taxable-equivalent(FTE)
and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments.
WesBanco believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights
September 30, 2004 and 2003 and December 31, 2003							Page 7
(unaudited, dollars in thousands)

			September 30,				December 31,
Asset quality data			2004		2003		2003
Non-performing assets:
Non-accrual loans			$ 7,685		$ 14,220		$ 8,262
Renegotiated loans			-		663		653
Total non-performing loans			7,685		14,883		8,915
Other real estate and repossessed assets			1,986		2,661		2,907
Total non-performing loans and assets			$ 9,671		$ 17,544		$ 11,822
Loans past due 90 days or more			$ 6,262		$ 8,611		$ 7,795

Non-performing assets/total assets			0.25%		0.51%		0.34%
Non-performing assets/total loans, other real
estate and repossessed assets			0.40		0.93		0.61
Non-performing loans/total loans			0.32		0.79		0.46
Non-performing loans and loans past due 90
days or more/total loans			0.58		1.25		0.86

Allowance for Loan Losses
Allowance for loan losses			$ 29,694		$ 26,236		$ 26,235
Net loan charge-offs:
Quarter-to-date			1,814		1,841		2,655
Year -to-date			4,078		5,802		8,457
Annualized net loan charge-offs/average loans			0.27%		0.42%		0.46%
Allowance for loan losses/total loans			1.23		1.39		1.36
Allowance for loan losses/non-performing loans			3.86	X	1.76	X	2.94	X
Allowance for loan losses/non-performing loans and
past due 90 days or more			2.13		1.12		1.57

	Regulatory Guidelines
		Well
Capital ratios	Minimum	Capitalized
Tier I leverage capital	4.00%	5.00%	9.96%		8.61%		8.76%
Tier I risk-based capital	4.00	6.00	13.58		13.31		13.31
Total risk-based capital	8.00	10.00	14.72		14.53		14.50